As filed with the Securities and Exchange Commission on August 30, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	16-1690064

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2828 N. Harwood Street, 15th Floor, Dallas, Texas	75201

(Address of Principal Executive Offices)	(Zip Code)
MoneyGram International, Inc. 2005 Omnibus Incentive Plan

(Full title of the plan)
Timothy C. Everett
Executive Vice President, General Counsel and Corporate Secretary
MoneyGram International, Inc.
2828 N. Harwood Street, 15th Floor
Dallas, Texas 75201

(Name and address of agent for service)

(214) 999-7552

(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☑ Smaller reporting company ☐

CALCULATION TABLE

	Amount to be	Offering Price	Proposed Maximum	Amount of
Title of Securites to be Registered	Registered(1)	Per Share(2)	Aggregate Offering Price(2)	Registration Fee
Common Stock, $.01 par value	10,000,000	$2.36	$23,600,000	$2,740

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the registrant’s common stock which become issuable under the registrant’s 2005 Omnibus Incentive Plan, as amended, pursuant to its anti-dilution provisions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act. The proposed maximum aggregate offering price is based upon the average of the high and low prices of the registrant’s common stock on August 23, 2011, as reported on the New York Stock Exchange.

REGISTRATION OF ADDITIONAL SECURITIES
This Registration Statement on Form S-8 is filed by MoneyGram International, Inc., a Delaware corporation (“MoneyGram”), relating to 10,000,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable under the MoneyGram International, Inc. 2005 Omnibus Incentive Plan, as amended February 9, 2009 and May 11, 2011 (the “Plan”). The Common Stock registered under this Registration Statement is in addition to the 7,500,000 shares of Common Stock registered on MoneyGram’s Form S-8 filed on May 20, 2005 (Commission File No. 333-125122) (the “Initial Registration Statement”) and the 39,500,000 shares of Common Stock registered on MoneyGram’s Form S-8 filed on June 3, 2009 (Commission File No. 333-159709) (the “Second Registration Statement” and, together with the Initial Registration Statement, the “Prior Registration Statements”).
This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the Second Registration Statement is incorporated by reference and made part of this Registration Statement, except as amended hereby.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents, which have been filed by MoneyGram with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:
(a)	MoneyGram’s Annual Report on Form 10-K for the year ended December 31, 2010;
(b)	MoneyGram’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and June 30, 2011;
(c)	MoneyGram’s Current Reports on Form 8-K filed on February 11, 2011, February 23, 2011, March 8, 2011, March 9, 2011 and March 9, 2011, April 15, 2011, April 19, 2011, April 21, 2011, April 28, 2011, May 6, 2011, May 17, 2011 (as amended by Form 8-K/A filed on July 18, 2011), May 18, 2011, May 23, 2011 July 15, 2011 and August 17, 2011;
(d)	The description of MoneyGram’s Common Stock contained in its Registration Statement on Form 10, filed on December 29, 2003, and any amendment or report filed for the purpose of updating this description.
All documents filed by MoneyGram pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the respective dates of filing of such documents.

Item 5.	Interests of Named Experts and Counsel.
None.

Item 6.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law, as amended, provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe the person’s conduct was unlawful, except that no indemnification shall be made in respect of any claim, issue or matter by or in the right of the corporation to procure a judgment in its favor as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
As permitted by Delaware law, MoneyGram has included in its certificate of incorporation a provision to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
MoneyGram’s certificate of incorporation and bylaws provide that it is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary. Expenses will be advanced to a director or officer at his request, provided that, to the extent required by law, he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.
In addition, MoneyGram has entered into indemnification agreements with each of its directors. These agreements provide, among other things, that it must, subject to specified exceptions:
•	indemnify each director to the full extent authorized or permitted by applicable law;
•	maintain insurance policies for the benefit of each director that are applicable for so long as the director continues to serve as a director and thereafter for so long as a director is subject to any possible or threatened claim or action relating to the director’s service as a director; and
•	indemnify each director against all expenses, fines, fees and amounts paid in settlement incurred by the director in connection with a threatened, pending or complete action relating to the director’s service as a director.
The indemnification agreements also contain procedures for implementing the indemnities described above, including advancement of expenses.
MoneyGram has procured directors’ and officers’ liability insurance for the benefit of its directors and officers.

Item 8.	Exhibits.
See Exhibit Index.

Item 9.	Undertakings.
The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
The Registrant further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy, as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, and the State of Texas, on this 29th day of August, 2011.

MONEYGRAM INTERNATIONAL, INC.
By /s/ Timothy C. Everett
Name:	Timothy C. Everett
Title:	Executive Vice President, General Counsel and Corporate Secretary

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 29, 2011.

Signature	Title
/s/ Pamela H. Patsley Pamela H. Patsley	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ James E. Shields James E. Shields	Executive Vice President and Chief Financial Officer (Principal Financial James E. Shields Officer)

/s/ Rebecca L. Lobsinger Rebecca L. Lobsinger	Vice President, Controller (Principal Accounting Officer)

* J. Coley Clark	Director

* Victor W. Dahir	Director
* Thomas M. Hagerty	Director
* Scott L. Jaeckel	Director

* Seth W. Lawry	Director
* Ann Mather	Director
* Ganesh B. Rao	Director
* W. Bruce Turner	Director
/s/ Timothy C. Everett Timothy C. Everett	Executive Vice President
*As attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description
4.1
Certificate of Amendment of Amended and Restated Certificate of Incorporation of MoneyGram International, Inc., as amended (Incorporated by reference from Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on May 18, 2011).

4.2
Bylaws of MoneyGram International, Inc., as amended and restated September 10, 2009 (Incorporated by reference from Exhibit 3.01 to Registrant’s Current Report on Form 8-K filed on September 16, 2009).

4.3		Form of Specimen Certificate for MoneyGram Common Stock (Incorporated by reference from Exhibit 4.1 to Amendment No. 4 to Registrant’s Form 10 filed on June 14, 2004).
4.4
Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of MoneyGram International, Inc. (Incorporated by reference from Exhibit 4.3 to Registrant’s Quarterly Report on Form 10-Q filed on August 13, 2004).

4.6
Amended and Restated Certificate of Designations, Preferences and Rights of the Series D Participating Convertible Preferred Stock of MoneyGram International, Inc. (Incorporated by reference from Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed on May 18, 2011).

10.1		MoneyGram International, Inc. 2005 Omnibus Incentive Plan, as amended (Incorporated by reference from Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on May 17, 2011).
5.1	*	Opinion of Counsel.
23.1		Consent of Counsel (included in Exhibit 5.1).
23.2	*	Consent of Deloitte and Touche LLP.
24	*	Power of Attorney.
* Filed herewith.